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                                                                   EXHIBIT 10.18

January 28, 1997



Mr. Raymond L. Arthur
31 Iowa Road
Wayne, NJ  07470

Dear Mr. Arthur:

I am pleased to confirm our offer of Vice President and Controller at an annual rate of $160,000, paid bi-weekly.

You will participate in General Signal's Incentive Compensation Plan beginning in calendar year 1997. In this Plan, you will be eligible for a Target Award of 40% of base salary (with a cap of 200% of target). Actual rewards will be payable in 1998 depending on performance and as administered by the Personnel and Compensation Committee of the Board of Directors.

You will be granted a one time payment of $40,000 shortly after you begin employment.

Subject to Board approval, you will be eligible to receive an annual non-qualified option grant which currently would be in the area of 10,000 shares for your position.

Also subject to Board approval, you will be granted 4,000 shares of restricted stock. This stock will vest at the rate of 50% at the end of 3 years, and 100% at the end of 5 years. However, you will be entitled to receive dividends on the stock during the restricted period.

You are eligible for the following relocation benefits:

 . Two househunting trips with your family

 . Packing, shipping and unloading of your household goods

 . Up to sixty days temporary housing

 . Closing costs associated with the purchase of your new home

 . Prudential Relocation Smart Start/Market Value Driven Services to facilitate the sale of your current home.
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You will be eligible for four weeks vacation and a company car.  Financial
Planning assistance reimbursement will be made up to $8,000 in your first year of employment and up to $6,000 thereafter.

You will be a participant in the GS Salaried Pension Plan, any benefits exceeding the government imposed limits will be paid from the GS Benefits Equalization Program on a non-qualified basis. You will be vested in this benefit when you complete five years of service.

You will be eligible for the Officers and Presidents Deferred Compensation Program that supplements your savings plan (SSOP) with investment opportunities that partially affect many of the restrictions imposed on qualified plans by government regulations.

You will be eligible for 80% of a health club membership up to $1,000 per year; 80% of club initiation fees up to $1,000; and 100% of a trainers fees for up to 3 months.

In support of a Drugfree Workplace, this offer is contingent on the successful completion of a substance abuse screen. Please call Julia Sweitzer at (203) 329-4201 to schedule this test.

General Signal does not offer, nor ask for, employment commitments for a set period of time. This offer of employment is not considered a contract. Assuming that the foregoing is acceptable to you, please sign and return the attached copy of this letter by February 7, 1997.

We look forward to your joining General Signal. If you have any questions regarding this offer, please do not hesitate to call.

Sincerely,

/s/ Anita L. Wheeler
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    Anita L. Wheeler

ALW:cm
Attachment

cc:  Terence D. Martin


Accepted by: /s/ Raymond L. Arthur          Date: 2/11/97
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                 Raymond L. Arthur